Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 1997, which appears on page 21 of the 1996 Annual Report to Shareholders of GenRad, Inc., which is incorporated by reference in GenRad, Inc.'s Annual Report on Form 10-K for the year ended December 28, 1996. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 28, 1996 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this Schedule.

                                                        /s/ Price Waterhouse LLP
Boston, Massachusetts
December 30, 1997